Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

We operate our business through our wholly owned subsidiaries, including Torchlight Energy, Inc., a Nevada corporation, Hudspeth Oil Corporation, a Texas corporation, and Torchlight Hazel, LLC, a Texas limited liability company.